Exhibit 99.1

G-III APPAREL GROUP, LTD.

G-III APPAREL GROUP, LTD. ANNOUNCES FOURTH QUARTER AND FULL-YEAR FISCAL 2022 RESULTS

— Delivers Highest Annual Net Income Per Diluted Share in Company History of $4.05 for Fiscal Year 2022 —

— Fiscal Year Net Sales of $2.77 Billion vs. $2.06 Billion Last Year —

— Net Sales of $748.2 Million for the Fourth Quarter vs. $526.2 Million Last Year —

— Net Income Per Diluted Share of $0.98 for the Fourth Quarter vs. $0.30 Last Year —

— Provides Guidance for First Quarter and Full Fiscal Year 2023 —

— Board Authorizes Increased Share Repurchase Program of Up to 10 Million Shares —

New York, New York – March 17, 2022 -- G-III Apparel Group, Ltd. (NasdaqGS: GIII) today announced operating results for the fourth quarter and full fiscal 2022 year ended January 31, 2022.

Morris Goldfarb, G-III’s Chairman and Chief Executive Officer, said, “Fiscal year 2022 was a testament to the power of G-III. We continued to build upon our strong foundation and delivered our highest annual net income per diluted share in our Company’s history. We captured market share by anticipating demand and working with retail partners, despite the significant supply chain challenges. We are in a strong financial position affording us the flexibility to continue to invest in our future.”

Mr. Goldfarb concluded, “Capping off the strongest year in our company’s history, I could not be prouder of what our world-class team has accomplished. Looking ahead, we are optimistic about the momentum of our business and the many opportunities for growth which gives us confidence in our outlook for the upcoming fiscal year 2023. Our ability to unlock the potential of our brands will continue to fuel our growth and further elevate our position as a leader in fashion.”

Net sales for the fiscal year ended January 31, 2022 increased 35% to $2.77 billion from $2.06 billion in the prior year. The Company reported net income for the fiscal year of $200.6 million, or $4.05 per diluted share, compared to $23.5 million, or $0.48 per diluted share, in the prior year.

The Company completed the restructuring of its retail operations segment during fiscal 2021 and closed its Wilsons Leather and G.H. Bass stores. Included in the Company’s results for the fiscal year ended January 31, 2021 are net losses from the Wilsons Leather and G.H. Bass store operations of $55.7 million, or $(1.14) per diluted share. These results reflect direct store operations including impairment charges, but do not include any allocated corporate overhead charges, shared administrative expenses or shared distribution expenses. These operating results for Wilsons Leather and G.H. Bass are presented solely to provide the historical operating results of the portion of the Company’s retail operations segment that was closed and are not intended to be used to develop expectations for future results of the Company or to indicate any future level of profitability of the Company.

Net sales for the fourth quarter ended January 31, 2022 increased 42% to $748.2 billion from $526.2 million in the fourth quarter last year. The Company reported net income for the fourth quarter of $48.4 million, or $0.98 per diluted share, compared to $14.6 million, or $0.30 per diluted share, in the fourth quarter last year. Included in the Company’s fourth quarter results ended January 31, 2021 are net losses from the Wilsons Leather and G.H. Bass store operations of $8.6 million, or $(0.17) per diluted share.

Share Repurchase Plan:

G-III announced today that its Board of Directors has increased the previously authorized share repurchase program. There were 2.3 million shares available under the prior program which the Board has increased to 10 million shares. The timing and actual number of shares repurchased, if any, will depend on a number of factors, including market conditions and prevailing stock prices, and are subject to compliance with certain covenants contained in our credit agreement. Share repurchases may take place on the open market, in privately negotiated transactions or by other means, and would be made in accordance with applicable securities laws. The Company currently has approximately 47.9 million shares of common stock outstanding.

Outlook

The Company today issued guidance for the fiscal year ending January 31, 2023. The Company’s fiscal year 2023 guidance contemplates the expected impact from the current supply chain conditions, including expected increased shipping costs and delays in receipt of goods. However, the guidance does not contemplate any reimposition of government-mandated store closures or other governmental restrictions as the result of new COVID-19 variants that may emerge. The reimposition of store closures or other restrictions could have a material impact on our net sales, results of operations and supply chain during fiscal 2023. The Company’s fiscal 2023 results could differ materially from its current outlook as a result of the occurrence of any of these or other uncontemplated events. Further, the Company has no direct operations in Russia or Ukraine. Exposure from sales to this area are expected to have an immaterial impact on the financial results of fiscal year 2023.

For fiscal 2023, the Company expects net sales of approximately $3.0 billion and net income between $205.0 million and $215.0 million, or between $4.20 and $4.30 per diluted share. This compares to net sales of $2.77 billion and net income of $200.6 million, or $4.05 per diluted share, last year. For the first quarter of fiscal year 2023, the Company expects net sales of approximately $600.0 million compared to $519.9 million in the same period last year. Net income for the first quarter of fiscal 2023 is expected to be in the range $25.0 million and $30.0 million, or $0.50 and $0.60 per diluted share. This compares to net income of $26.3 million or $0.53 per diluted share in last year’s first quarter.

Non-GAAP Financial Measures

Reconciliations of GAAP net income to adjusted EBITDA are presented in the table accompanying the condensed financial statements included in this release and provide useful information to evaluate the Company’s operational performance. Adjusted EBITDA should be evaluated in light of the Company’s financial statements prepared in accordance with GAAP.

About G-III Apparel Group, Ltd.

G-III designs, sources and markets apparel and accessories under owned, licensed and private label brands. G-III’s substantial portfolio of more than 30 licensed and proprietary brands is anchored by five global power brands: DKNY, Donna Karan, Calvin Klein, Tommy Hilfiger and Karl Lagerfeld Paris. G-III’s owned brands include DKNY, Donna Karan, Vilebrequin, G.H. Bass, Eliza J, Jessica Howard, Andrew Marc, Marc New York and Sonia Rykiel. G-III has fashion licenses under the Calvin Klein, Tommy Hilfiger, Karl Lagerfeld Paris, Kenneth Cole, Cole Haan, Guess?, Vince Camuto, Levi's and Dockers brands. Through its team sports business, G-III has licenses with the National Football League, National Basketball Association, Major League Baseball, National Hockey League and over 150 U.S. colleges and universities. G-III also distributes directly to consumers through its DKNY, Karl Lagerfeld Paris and Vilebrequin stores and its digital channels for the DKNY, Donna Karan, Vilebrequin, Karl Lagerfeld Paris, Andrew Marc, Wilsons Leather and G.H. Bass brands.

Statements concerning G-III's business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are "forward-looking statements" as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors which include, but are not limited to, risks related to the COVID-19 pandemic, reliance on licensed product, reliance on foreign manufacturers, risks of doing business abroad, the current economic and credit environment, risks related to our indebtedness, the nature of the apparel industry, including changing customer demand and tastes, customer concentration, seasonality, risks of operating a retail business, risks related to G-III’s ability to reduce the losses incurred in its retail operations, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, possible disruption from acquisitions, the impact on G-III’s business of the imposition of tariffs by the United States government and business and general economic conditions, as well as other risks detailed in G-III's filings with the Securities and Exchange Commission. G-III assumes no obligation to update the information in this release.

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

(Nasdaq: GIII)

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Three Months Ended January 31,		Year Ended January 31,
	2022	2021	2022	2021

	(Unaudited)		(Unaudited)

Net sales	$748,155	$526,242	$2,766,538	$2,055,146
Cost of goods sold	495,823	338,649	1,778,349	1,310,704
Gross profit	252,332	187,593	988,189	744,442

Selling, general and administrative expenses	177,212	150,755	648,015	605,102
Depreciation and amortization	6,460	8,880	27,626	38,625
Asset impairments, net of gain on lease terminations	1,455	501	1,455	17,873
Operating profit	67,205	27,457	311,093	82,842

Other income	4,856	3,126	9,549	3,238
Interest and financing charges, net	(12,734)	(12,117)	(49,666)	(50,354)
Income before income taxes	59,327	18,466	270,976	35,726

Income tax expense	11,183	3,846	70,875	12,203
Net income	$48,144	$14,620	$200,101	$23,523
Less: Loss attributable to noncontrolling interests	(286)	(22)	(492)	(22)
Net income attributable to G-III Apparel Group, Ltd.	$48,430	$14,642	$200,593	$23,545

Net income attributable to G-III Apparel Group, Ltd. per common share:
Basic	$1.00	$0.30	$4.14	$0.49
Diluted	$0.98	$0.30	$4.05	$0.48

Weighted average shares outstanding:
Basic	48,282	48,367	48,426	48,242
Diluted	49,315	49,299	49,516	48,781

Selected Balance Sheet Data (in thousands):	At January 31,
	2022	2021
	(Unaudited)

Cash and cash equivalents	$465,984	$351,934
Working capital	1,142,052	942,038
Inventories	512,155	416,503
Total assets	2,742,528	2,436,386
Long-term debt	519,581	512,352
Operating lease liabilities	185,631	205,228
Total stockholders' equity	1,519,912	1,336,241

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(In thousands)

	Year Ended	Year Ended	Year Ended
	January 31, 2022	January 31, 2021	January 31, 2020
	(Unaudited)	(Unaudited)	(Unaudited)
Net income	$200,593	$23,545	$143,837

Asset impairments, net of gain on lease terminations	1,455	17,873	19,371
Depreciation and amortization	27,626	38,625	38,735
Interest and financing charges, net	49,666	50,354	44,407
Income tax expense	70,875	12,203	38,261

Adjusted EBITDA, as defined	$350,215	$142,600	$284,611

Adjusted EBITDA is a “non-GAAP financial measure” which represents earnings before depreciation and amortization, interest and financing charges, net, asset impairment charges primarily related to leasehold improvements, furniture and fixtures and operating lease assets at certain of our retail stores,  net of gain on lease terminations and income tax expense. Adjusted EBITDA is being presented as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry. Adjusted EBITDA should not be construed as an alternative to net income, as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity, as determined in accordance with GAAP.

SELECT STATEMENT OF OPERATIONS DATA OF WILSONS LEATHER AND G.H. BASS STORES

(In thousands, except per share amounts)

	Three Months Ended				Fiscal Year Ended
	April 30,	July 31,	October 31,	January 31,	January 31,
	2020	2020	2020	2021	2021

	(Unaudited)
Net sales	$19,293	$19,667	$38,175	$14,713	$91,848

Operating loss	(21,237)	(35,128)	(17,408)	(10,881)	(84,654)

Operating loss before income taxes	(21,237)	(35,128)	(17,408)	(10,881)	(84,654)

Operating loss, net of taxes	$(14,980)	$(25,643)	$(12,005)	$(8,615)	$(55,739)

Operating loss per common share:
Basic	$(0.31)	$(0.53)	$(0.25)	$(0.18)	$(1.16)
Diluted	$(0.31)	$(0.53)	$(0.25)	$(0.17)	$(1.14)

	Three Months Ended				Fiscal Year Ended
	April 30,	July 31,	October 31,	January 31,	January 31,
	2019	2019	2019	2020	2020

	(Unaudited)
Net sales	$52,589	$53,596	$59,848	$85,478	$251,511

Operating loss	(10,264)	(8,585)	(5,588)	(17,459)	(41,896)

Operating loss before income taxes	(10,264)	(8,585)	(5,588)	(17,459)	(41,896)

Operating loss, net of taxes	$(5,458)	$(6,267)	$(4,068)	$(15,903)	$(31,696)

Operating loss per common share:
Basic	$(0.11)	$(0.13)	$(0.09)	$(0.33)	$(0.66)
Diluted	$(0.11)	$(0.13)	$(0.08)	$(0.33)	$(0.65)

The tables above reflect the four wall operations of Wilsons Leather and G.H. Bass stores, which are included in the consolidated operating results of the Company. As part of our retail restructuring, we closed these stores. The results for this portion of our retail operations segment include impairment charges, but do not include any allocated corporate overhead charges, shared administrative expenses or shared distribution center expenses. Corporate overhead charges, shared administrative expenses and shared distribution center expenses have been excluded as these expenses will continue to be incurred by the Company notwithstanding the restructuring of its retail operations segment. The Company continues to evaluate to what extent these expenses might be able to be reduced now that the restructuring has been completed. No interest expense has been allocated in calculating these operating results. The tax rates used assume the same overall effective rate that is reflected in the Company’s consolidated financial statements for fiscal 2021 and fiscal 2020. The tables above also reflect the results of operations of the Company’s four Calvin Klein Performance stores that were closed as part of the retail restructuring. The operating results of the four Calvin Klein Performance stores are also included in the consolidated operating results of the Company.

G-III Apparel Group, Ltd.

Company Contact:

Priya Trivedi

SVP of Investor Relations and Treasurer

(646) 473-5228

Investor Relations Contact:

Tom Filandro

ICR, Inc.

(646) 277-1235